Exhibit 10.14

House Lease Contract

Lessor (hereinafter referred to as Party A): Beijing Bestpower Electrical Technology Ltd.

Lessee (hereinafter referred to as Party B): Sureland Industrial Fire Safety Co., Ltd.

To define the rights and obligations of Party A and Party B, this contract is concluded between and by Party A and Party B through friendly negotiations in accordance with the relative articles of economic contracts, national policies, laws and regulations in China, on the principle of equality and mutual benefit.

Chapter 1 General Provisions

Article 1 Lease scope

1.	Party A is leasing the 3rd and 4th floor of Best Power Mansion in No. 18, Jiancaicheng East Road, Xisanqi, Haidian District, Beijing to Party B for office, with a construction area of 1085.64 square meters and a total area of 2171.28 square meters.

Article 2 Lease

The total rental of the first year is RMB 1.16 million, the rental of the second and third year is 1.6 Yuan each day for per square meter, the annual rental is made out to be RMB 1,268,027.52 Yuan (energy consumption fees excluded), while the rental of the forth year will be negotiated further between and by both parties in accordance with the principle of in-depth cooperation. The electric charges and heating fees shall be counted on the basis of the pricing in Beijing, and Party A can strive for a preferable price with the concerned departments. The current electricity price is 1 Yuan each kilowatt-hour, the heating price is 35 Yuan each square meter annually, which shall be counted in accordance with the price adjustment of power supply bureau and charging standard of heating company, as well as taking the pricing Beijing government. The water fees are paid on the basis of 3 tons each person monthly conforming to the charging standard of water undertaking.

Article 3 Supporting service facilities and assumption of fees

1.	The park shall be offered by the property management company (parking fee for free in the first year).

2.	The item of property management is: refer to the statute on the property management of Party A for the details;

3.	On the basis of Party A’s requirements, Party A shall assist Party B in completing the reconstruction and installation of the strong-weak current in the primary stationing, the fees occurred of which shall be borne by Party B.

4.	The playground in the yard shall be paid for use uniformly in accordance with the management regulations of the company;

Article 4 Lease term

1.	From February 1, 2005 to February 1, 2008 (The preparation period for settlement is 60 days since the date of signing the contract).

2.	After paying the guarantee deposit, Party B can decorate in advance.

Chapter 2 Rights and Obligations

Section 1 Obligations of Party A

Article 5 Party A shall hand over the office to Party B within three days after the payment of the contract guarantee deposit and the rental of the first period in accordance with the provisions of the contract by Party B, transact the handover procedure of the properties listed in the Article 1 with Party B, offer the relevant service facilities and business services in accordance with the contract, and issue the invoices to Party B at the end of year. (Receipt shall be issued for the guarantee deposit).

Article 6 During the term of lease, except for the occurrence of the matters prescribed in the laws or agreed in the contract, Party A shall not reclaim the office and lease to others, otherwise, Party B is entitled to refuse moving.

Article 7 Responsible for public security, fire protection and cleaning of the public places of the building as a whole (these works shall be completed by Party A).

Article 8 On the expiration of the lease, if Party B will not renew the contract, Party A shall be notified two month in advance from Party B, and return the guarantee deposit for the contract free of interest to Party B within seven days after the settlement of the fees of Party B, without any dispute.

Section 2 Obligations of Party B

Article 9 Within three days after signing the contract, Party B shall pay a guarantee deposit of rental of three months, amounting to RMB 290,000, unequal to the rental. The guarantee deposit shall be all returned to Party B within three days on the termination of the contract by and between Party A and Party B, without any dispute between both parties.

Article 10 Party B shall pay a rental of three months of RMB 290,000 by check within three days before stationing. The rental will be settled up once every three months.

Article 11 The electricity consumption during the course of lease shall be checked in accordance with the actual consumption by the independent meter. The charges shall be paid as the amount in the charge bill.

Article 12 Party B shall take good care of the leased office and other facilities, and shall not change the structure of office, facility layout and equipment figuration, or set up and put up the advertisement at will. Party B shall bear the compensation and relative fines for the damage to the properties of Party A in the office for any violation.

Article 13 If it is necessary to decorate the inside of the office, Party B shall offer the design scheme and construction plan to Party A in advance in accordance with the national fire protection regulations, which can be begun by approval of Party A.

Article 14 Conforming to various management systems of the building practically, Party B shall cooperate with Party A to guarantee the security, fire protection and cleaning in the leasing scope of the mansion, confirming various insurance types in the lease scope and bear the fees; Party B shall compensate fully in the occurrence of short claming and resetting fees;

Article 15 Party B shall not lease the office intended to carry out any illegal activities to damage the public interests or national security.

Article 16 Party B shall not sublease, transfer, mortgage or change the purpose of all or part of the office without permission.

Article 17 Providing no renewal by Party B on the expiration of the lease, or terminating contract resulting from the occurrence of the matters prescribed in the laws or agreed in the contract, Party B shall transact the hand-over procedure with Party A in the original conditions, original article quantity and quality on the date of terminating the contract, and vacate the office and move out. If Party B will renew the contract, Party B shall inform Party A 60 days before the expiration and have the priority of lease under the same conditions.

Chapter 3 Liability for Breach of Contract

Section 1 Liability for Breach of Party A

Article 18 Provided Party A cannot still hand over the office in five days for violating the Article 5, Party A shall pay the penalty to Party B on the basis of the delaying days. In the occurrence of delay for over 30 days, Party B is entitled to terminate the contract. Besides the specified penalty, Party A shall also return the guarantee deposit and 1‰ of the guarantee deposit for compensating the loss suffered by Party B.

Article 19 For the violation by Party A resulting in that Party B can not use the office provisionally, Party A shall charge the rental for free during such period.

Provided the duration is above one month, Party B is entitled to terminate the contract, and Party A shall return the guarantee deposit of the contract and compensate for the loss caused to Party B.

Provided Party A reclaims the office or lease to others by violating Article 6, Party A shall return the guarantee deposit of the contract and compensate for the loss caused to Party B.

During the course of the lease, to cancel the lease, Party B shall notify Party A in written within three months in advance, otherwise, compensating the loss occurred.

Article 20 Provided Party A violates the Article 9 not returning the guarantee deposit in time, Party B shall be paid the late fee of 1‰ of the delayed payment, until the whole payment returned completely.

Section 2 Liability for Breach of Party B

Article 21 Provided Party B violates the Article 10 paying an incomplete rental after delaying five days, it shall pay the penalty to Party A on the basis of the quantity of delaying days.

Article 22 Provided Party B violates the Article 11, 12 and 13 postponing the payment of rental or fees of various forms, it shall pay the penalty of 1‰ of the delayed payment each daily. Due to incomplete payment, Party A is entitled to terminate various facilities and supporting service till to the date of completion of the owed payment.

Article 23 Provided Party B violates the Article 15, damaging the leased facilities, equipment and public properties of the building, it shall apply for repair to Party A in time. All of the fees needed shall be borne by Party B.

For the damage to the building, other peoples or properties resulting from the fire or other disasters caused by Party B, Party B shall be responsible for full compensation. Party B shall also be responsible for compensating for the operational loss to Party A.

Article 24 Provided Party B violates Article 16, Party A is entitled to terminate the contract and require Party B to pay a penalty as much as the guarantee deposit. Party B shall compensate for the loss caused to Party A.

Article 25 Provided Party B fails to terminate the contract based on the contract period for its own reasons, it shall pay the rental twice the rental standard agreed in the contract for the day quantity of violation since the date of vacation, till the date of vacation.

Chapter 4 Others

Article 26 Through negotiation between the parties, Party A allows Party B to install a proper company sign lamp box on the brim of top building (the detailed site and size are to be consulted further).

Article 27 Any dispute arising from the performance of the contract shall be settled through friendly negotiation between both parties. In case no settlement can be reached through negotiation, the dispute shall be submitted to the court in the location of the lessor.

Article 28 This contract is in duplicates, each party holds one copy. Both copies of this agreement shall enter into force after being signed and stamped by the two parties.

Party A:	Party B:

Company name:	Company name:

Address:	Address:

Telephone:	Telephone:

Fax:	Fax:

Date: December 1, 2004	Date: December 1, 2004